3507 Kyoto Gardens Dr., Suite 320
Palm Beach Gardens, FL 33410
Tel: (561) 689-4441
Fax: (561) 659-0701
www.harriscramer.com

September 26, 2011

Quepasa Corporation
324 Datura Street, Suite 114
West Palm Beach, FL 33401
Attention: Mr. John Abbott, Chief Executive Officer

Re:  Quepasa Corporation / Registration Statement

Dear Mr. Abbott:

You have advised us that Quepasa Corporation (the “Company”) is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-3 with respect to 1,397,233 shares of common stock, $0.001 par value, underlying Series A Preferred Stock (“Series A”).

All of these shares of common stock will be offered for sale by the appropriate security holders (the “Selling Shareholders”).

In connection with the filing of the Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of September 25, 2011, the Company’s authorized capital consists of:

•	50,000,000 shares of common stock, $0.001 par value per share, of which 16,668,281 shares are issued and outstanding, and
•	5,000,000 shares of preferred stock, $0.001 par value, of which 1,000,000 shares of Series A are issued and outstanding.

After having examined the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws, Certificate of Designation minutes, the financial statements contained in the Prospectus and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 1,397,233 shares of common stock issuable upon conversion of the Series A have been duly authorized, and will be, when converted, legally issued, fully paid and non-assessable.

Mr. John Abbott
Quepasa Corporation
September 26, 2011

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Harris Cramer LLP
Harris Cramer LLP